Exhibit F-2

                               Balch & Bingham LLP
                             1901 Sixth Avenue North
                                   Suite 2600
                            Birmingham, Alabama 35202
                                 (205) 251-8100


                                December 21, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C.  20549


         Re: Statement on Form U-1 of The Southern Company, et al. (File No. 70-9701)


Ladies and Gentlemen:


         We are familiar with the statement on Form U-1, as amended, referred to above and, as counsel to Alabama Power Company ("Alabama"), are furnishing this opinion with respect to the proposed transactions contemplated in connection with the formation of NewCo (as defined in such statement on Form U-1) as described in such statement on Form U-1.

         We are of the opinion that Alabama is validly organized and duly existing as a corporation under the laws of the State of Alabama and that, upon the issuance of your order herein and in the event that the proposed transactions are consummated in accordance with such statement on Form U-1 and such order:

         (a) all state laws applicable to the proposed transactions by Alabama will have been complied with; and

         (b) the consummation of the proposed transactions by Alabama will not violate the legal rights of the holders of any securities issued by Alabama or any associate company thereof.

         We hereby consent to the use of this opinion in connection with the above-referenced statement on Form U-1.

                                Very truly yours,

                             /s/Balch & Bingham LLP